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                                                                 EXHIBIT 21.1


                       SUBSIDIARIES OF THE REGISTRANT


     -    Dixie Container Corporation
                 State of Incorporation:       Virginia
                 Other trade names used:       none

     -     PCA Hydro, Inc.
                 State of Incorporation:       Delaware
                 Other trade names used:       none